UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 30, 2012

ORGENESIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54329	980583166
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21 Sparrow Circle, White Plains, NY 10605
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +972.4.824.2051

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 30, 2012 Orgenesis Inc. (the “Company”) and Fraunhofer Institute for Interfacial Engineering and Biotechnology (“Fraunhofer IGB”) entered into a service agreement to develop a pilot process to manufacture human autologous insulin-producing cell transplants based on the Orgenesis technology. It is anticipated that the subsequent establishment of a fully GMP-compliant production process will, in turn, enable Orgenesis to obtain authorization for the production of clinical grade material to be used in a first-in-man study of the Company’s diabetes treatment product candidate.

The Company will provide Fraunhofer IGB with required information and cell material to perform certain experiments set out in work packages. Times for each of the work packages are dependent on a close collaboration with the Company providing sufficient amounts of cell material in time, method transfer and performing functional studies with cell material produced by the Fraunhofer IGB.

The Company will access and pay for the work packages on a case by case arrangement. Agreements on new work packages to be included during the project and the elimination of work packages can be made during the tenure. Payments by the Company are due on the receipt of the final work package reports from Fraunhofer IGB by work package:

The agreement will continue until Fraunhofer IGB completes all their work packages or, should no essential progress in work be achieved within a significant period of time, then each contracting party shall be entitled to terminate the contract with one month notice.

A copy of the service agreement is attached as exhibit 10.1 to this current report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
10.1	Service Agreement with Fraunhofer Institute for Interfacial Engineering and Biotechnology

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

By:
Jacob BenArie

November 8th, 2012